EXHIBIT 10.35

ACH SHAREHOLDERS’ AGREEMENT

April 2nd, 2007

SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT is made as of the 2nd day of April, 2007

AMONGST:

ABITIBI-CONSOLIDATED HYDRO INC., a corporation incorporated under the laws of Canada (“GP”);

ABITIBI-CONSOLIDATED COMPANY OF CANADA, a corporation amalgamated under the laws of Québec (“ACCC”);

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC, a legal person constituted under the laws of Québec (“CDPQ”); and

ACH LIMITED PARTNERSHIP, a limited partnership formed under the laws of Manitoba (“LP”).

RECITALS:

The authorized capital of LP consists of an unlimited number of LP Units, of which, as at the date hereof 4,750,000 Common LP Units are issued and outstanding and owned by CDP Investissements Inc., a wholly-owned subsidiary of CDPQ, 14,250,000 Common LP Units are issued and outstanding and owned by ACCC, and one Common LP Unit is issued and outstanding and owned by GP.

The authorized share capital of GP consists of an unlimited number of Shares, of which, as at the date hereof, 75% of all issued and outstanding Shares are owned by ACCC and 25% of all issued and outstanding Shares are owned by CDPQ.

The parties wish to enter into this Agreement to provide, inter alia, for certain matters related to the composition of the Board of Directors and restrictions on the transfer and issuance of Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereto hereby agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions.

In this Agreement, words in the singular number include the plural and words in the plural number include the singular, and the masculine includes the feminine and neuter. In this Agreement, except where the context otherwise requires:

“Absentee” has the meaning ascribed thereto in Section 2.1(5).

“ACCC” means Abitibi-Consolidated Company of Canada.

“ACI” means Abitibi-Consolidated Inc., a corporation amalgamated under the laws of Canada.

“Act” means the Canada Business Corporations Act, as the same may be amended from time to time, including the regulations promulgated thereunder, and any successor legislation thereto.

“affiliate” has the meaning ascribed thereto in the Act.

“Agreement” means this agreement as the same may be supplemented, amended or amended and restated from time to time, and “herein”, “hereof, “hereto”, “hereby”, “hereunder” and similar expressions refer to the Agreement and include every instrument supplemental or ancillary to or in implementation of the Agreement and, except where the context otherwise requires, not to any particular Article, Section or other portion hereof or thereof.

“Board of Directors” means the board of directors of GP.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Toronto, in the Province of Ontario, and in the City of Montreal, in the Province of Quebec, for the transaction of banking business.

“CDPQ” means Caisse de dépôt et placement du Quebec.

“Common LP Units” has the meaning ascribed thereto in the Limited Partnership Agreement.

“Definitive Agreements” means the agreements listed on Schedule “A” hereto.

“Electricity Supply Agreement” means the electricity supply agreement dated as of March 31, 2007 between ACCC, as vendor, and LP, as purchaser.

“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant and any other encumbrances of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.

“GAAP” means, at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time, applied on a consistent basis.

“GP” means Abitibi-Consolidated Hydro Inc./Hydroélectricité Abitibi-Consolidated Inc. (formerly known as 4349440 Canada Inc.), a corporation incorporated under the laws of Canada and having its head office at 1155 Metcalfe Street, Suite 800, Montreal, Quebec, H3B 5H2, and includes, where applicable, its permitted successor under the Limited Partnership Agreement.

“GP Shareholder” means each of ACCC and CDPQ and such other Persons as may become a shareholder of GP from time to time in accordance with the provisions hereof.

“Limited Partnership Agreement” means the amended and restated limited partnership agreement of LP entered into on March 30, 2007 between GP, as general partner, and ACCC, as initial limited partner, as the same may be amended, supplemented or amended and restated from time to time.

“LP” means ACH Limited Partnership (formerly known as Orion Limited Partnership), a limited partnership governed by the laws of the Province of Manitoba.

“LP Unitholder” means each of ACCC, CDP Investissements Inc., GP and such other Persons as may become Partners (as defined in the Limited Partnership Agreement) from time to time.

“LP Units” means, collectively, the Common LP Units and the Preferred LP Units, and will, where the context permits, include (i) any securities into which such LP Units may be converted, reclassified, redesignated, subdivided, consolidated or otherwise changed, (ii) any securities of LP or of any other Person received by the holders of such LP Units as a result of any merger, amalgamation, reorganization, arrangement or other similar transaction involving LP, (iii) any securities of LP which are received by any one or more Persons as a distribution on or in respect of such securities, and (iv) any security, other instrument or right that is convertible into or evidences the right to acquire any of the foregoing securities.

“Operations, Maintenance and Services Agreement” means the operations, maintenance and services agreement to be entered into on or prior to the date hereof pursuant to which ACCC provides LP and GP operations, maintenance, administrative and management services in respect of the Facilities (as such term is defined in the Limited Partnership Agreement).

“Person” means and includes individuals, corporations, limited partnerships, general partnerships, joint stock companies, unlimited liability corporations, joint ventures, associations, companies, trusts, banks, trust companies, pension funds, business trusts or any other organization, whether or not legal entities and governments and agencies and political subdivisions thereof.

“Preferred LP Units” has the meaning ascribed thereto in the Limited Partnership Agreement.

“Reconvened Meeting” has the meaning ascribed thereto in Section 2.1(5).

“retiring director” has the meaning specified in Section 2.1(2).

“Shares” means the common shares in the share capital of GP and will, where the context permits, include (i) any securities into which such Shares may be converted, reclassified, redesignated, subdivided, consolidated or otherwise changed, (ii) any securities of GP or of any other Person received by the holders of such Shares as a result of any merger, amalgamation, reorganization, arrangement or other similar transaction involving GP, (iii) any securities of GP, which are received by any one or more Persons as a distribution on or in respect of such securities, and (iv) any security, other instrument or right that is convertible into or evidences the right to acquire any of the foregoing securities.

“Transfer” includes, in reference to any securities, (i) any transfer of such securities, directly or indirectly, by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment and (ii) any sale, assignment, gift, donation, redemption, conversion or other disposition of such securities, directly or indirectly, pursuant to an agreement, arrangement, instrument or understanding by which legal title to or beneficial ownership of such securities passes from one Person to another Person or to the same Person in a different legal capacity, whether or not for value, and in each case any agreement to effect any of the foregoing; and the words “Transferred”, “Transferring” and similar words have corresponding meanings.

“Unitholders’ Agreement” means the unitholders’ agreement entered into on the date hereof among ACCC, CDP Investissements Inc., GP and LP, immediately prior to the execution of this Agreement.

Section 1.2 Headings for reference only.

The headings preceding the Articles and Sections hereof have been inserted for convenience and reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

Section 1.3 Severability.

The provisions of this Agreement are severable and if any provisions are in conflict with any applicable law, the conflicting provisions shall be deemed never to have constituted a part of this Agreement and shall not affect or impair any of the remaining provisions thereof. If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

Section 1.4 Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject-matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto.

Section 1.5 Waiver.

No waiver of any provision of this Agreement will be implied, and no waiver will be valid unless it is in writing and signed by the person or party giving such waiver. No waiver of any breach of any of the terms, provisions or conditions of this Agreement will be construed as or held to be a waiver of any other breach, or a waiver of, acquiescence in, or consent to, any further or succeeding breach hereof.

Section 1.6 Governing Law.

This Agreement shall be interpreted and governed by, take effect and be construed exclusively in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein. Any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise, shall be subject to the exclusive jurisdiction of the courts of the Province of Quebec and the parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of such province.

ARTICLE 2

GOVERNANCE OF GP

Section 2.1 Board of Directors.

(1)	As long as ACCC owns more than 50% and CDPQ owns at least 15% of the Shares, the Board of Directors shall be comprised of four directors, one of whom shall be appointed by CDPQ and three appointed by ACCC, and CDPQ shall have the right to be represented on all committees, if any, of the Board of Directors. CDPQ shall no longer have the right to appoint a director on the Board of Directors or the right to be represented on committees of the Board of Directors should it hold less than 15% of the Shares.

(2)	On the appointment or election of each director who is nominated pursuant to Section 2.1(1), the nominating Person shall, subject to applicable law, be entitled by direction in writing to remove its nominee and nominate a successor who shall, promptly upon the resignation of the existing director, be elected as director to replace the individual previously nominated; provided, however, that CDPQ shall only be entitled to exercise such right as long as it holds at least 15% of the Shares. If a director (a “retiring director”) ceases to be a director for any reason (other than CDPQ ceasing to hold at least 15% of the Shares), the Board of Directors shall fill the resulting vacancy by appointing as soon as practicable that individual who is nominated by the Person entitled to nominate the retiring director; provided, however, that CDPQ shall only be entitled to exercise such right as long as it holds at least 15% of the Shares. If a Person entitled to nominate a director fails for any reason to nominate an individual to fill a vacancy within thirty (30) days after the vacancy arises, the Board of Directors will appoint an individual of its choice to fill the vacancy, which individual will serve until a successor is nominated by such Person.

(3)	If CDPQ ceases to hold at least 15% of the Shares, then the director nominated by CDPQ shall cease to be a director. In such case, the procedure for filling the vacancy on the Board of Directors will be as follows. The Board of Directors will use its best efforts to nominate an individual to fill the vacant position within fifteen (15) days of such resignation, but in any event as soon as practicable. For greater clarity, the retiring director will not participate in the nomination of his successor nominee. Within fifteen (15) days of the individual’s nomination (and on not less than ten days’ notice to the GP Shareholders) a meeting of the shareholders of GP will be held where the individual nominated will stand for election by the GP Shareholders. The individual must receive a majority of the votes cast at the meeting in order to be elected. In the event that the individual is not elected, the Board of Directors will forthwith and, in any event, within five days nominate a new individual and hold another shareholders’ meeting. The foregoing procedure will be followed until a nominee is elected by the GP Shareholders. The successor nominee will stand for re-election at the next annual meeting of the GP Shareholders.

(4)	Each nominee for the position of director of GP must be an individual who is not disqualified from acting as a director under the Act.

(5)	Quorum for each meeting of the Board of Directors shall consist of three directors including, at any time CDPQ holds at least 15% of the Shares, the director nominated by CDPQ. If, at any time CDPQ holds at least 15% of the Shares, the director nominated by CDPQ fails to attend a duly called meeting of the Board of Directors, any of the other directors of GP or ACCC may send a notice to the director nominated by CDPQ setting forth the date (which shall be a Business Day) and the time (which shall be at least five (5) days after the date called for the original meeting) at which such meeting (the “Reconvened Meeting”) shall take place, and the quorum at such Reconvened Meeting shall, if the director nominated by CDPQ is absent at such Reconvened Meeting (the “Absentee”), consist of the other directors of GP, and all decisions made or actions taken by all or a majority of such other directors of GP at such Reconvened Meetings shall be binding on and enforceable against the Absentee and CDPQ with the same effect and to the same extent as if the Absentee had been present at such Reconvened Meeting and had voted in favour of all such decisions or actions. The chairperson of any meeting of the Board of Directors shall not have a second or casting vote.

(6)	As long as the Operations, Maintenance and Services Agreement is in force, the Board of Directors shall ensure that a General Manager (as defined therein) is duly appointed at all times.

(7)	The Board of Directors shall not approve any Transfer of LP Units made in contravention of the Unitholders’ Agreement.

(8)	The consent of LP required pursuant to Section 15.2(b) of the Operations, Maintenance and Services Agreement, in respect of an assignment by the Operator (as such term is defined therein), shall be given only if authorized by a unanimous decision of the Board of Directors.

(9)	No change in the name of GP or LP may be made unless authorized by a unanimous decision of the Board of Directors.

Section 2.2 Business and Affairs of GP.

Each of the parties to this Agreement shall do everything in its power to promptly cause such meetings to be held, votes to be cast, resolutions to be passed, by-laws to be made and confirmed, documents to be executed and all other things and acts to be done, at all times, to the extent permitted by law, to give effect to this Agreement.

Section 2.3 Directors Expenses.

All Board of Director members shall be entitled to reimbursement of reasonable out-of-pocket expenses, other than travel expenses, to attend meetings.

Section 2.4 Business and Affairs of LP.

The parties hereto acknowledge that pursuant to the terms of the Limited Partnership Agreement, GP is the general partner of LP, and as such is responsible for managing, controlling, administering and operating the business and affairs of LP and making decisions regarding the undertaking and business of LP, and doing any act, taking any proceeding, making any decision and executing and delivering any instrument, deed, agreement or document necessary for or incidental to carrying out objects, purposes and the business of LP for and on behalf of and in the name of LP, all in accordance with the terms of the Limited Partnership Agreement.

Section 2.5 Disclosure of Interest of Directors and Officers of GP

The parties hereto acknowledge that, given that some of the directors and officers of GP are also directors and/or officers of ACCC and/or ACI, these directors and officers are to be regarded as interested for the purpose of section 120(1) of the Act in all material transactions or material contracts entered or to be entered into between LP and ACCC and/or ACI. The parties hereto hereby acknowledge and agree that such directors and officers have validly and sufficiently declared their interests to the Board of Directors in relation to all transactions and contracts entered into or to be entered into between LP and ACC and/or ACI.

Section 2.6 Conflicts of Interest of Directors.

If, by reason of a potential or actual conflict of interest, a director of GP is legally prevented from voting on any matter at a meeting of the directors of GP, including when a director of GP, in his or her sole discretion, determines that it is not advisable for him or her to vote in light of his or her fiduciary duties to both GP and another party involved in a transaction or contract, then the matter will be submitted to the GP Shareholders and decided upon or settled by the shareholders holding a majority of the voting shares of GP, and not by the directors of GP, who will no longer have any powers with respect to such matter.

Section 2.7 Conflicts of Interest Between ACCC, LP and GP.

Except as may be specifically provided otherwise in any agreements between ACCC and LP and/or GP, whenever a potential conflict of interest exists or arises between ACCC or any of its affiliates (other than LP and GP), on the one hand, and LP or GP, on the other hand, including in connection with matters covered by the Operations, Maintenance and Services Agreement, the following shall apply:

(a)	Any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by LP and CDPQ if ACCC reasonably believes such resolution or course of action is fair and reasonable to LP. ACCC shall be authorized in connection with its resolution of any conflict of interest to consider: (i) the relative interests of all parties (including ACCC, LP and their respective affiliates) involved in such conflict or affected by such action; (ii) prudent industry practice; (iii) past practice; (iv) any applicable generally accepted accounting practices or principles; and (v) such additional factors as ACCC determines in its reasonable discretion to be relevant, reasonable or appropriate under the circumstances.

(b)	In the event that ACCC determines that its interests or those of its affiliates (other than LP and GP) conflict or may conflict with those of LP, GP or their affiliates (other than ACCC), and ACCC is unable to resolve such conflict, ACCC shall notify CDPQ of the existence of such conflict and of any actions taken or proposed to be taken by ACCC in relation thereto and thereafter ACCC and CDPQ will unanimously make all decisions with respect to the matters giving rise to such conflict.

(c)	Notwithstanding paragraph (b) above, ACCC may act in its own interests or the interests of any of its affiliates (other than LP and GP), without regard for the interests of LP if ACCC so notifies LP in writing and pays LP an amount sufficient to put LP in the same financial position it would be in if ACCC did not take the proposed course of action. For greater certainty, such amount may include compensation not only for losses, but also for lost profit and/or lost opportunity, if applicable in the circumstances, but is not intended to result in any financial gain to LP.

ACCC shall keep the General Manager (as such term is defined in the Operations, Maintenance and Services Agreement) informed of conflicts of interest identified and resolved in accordance with the foregoing paragraphs so as to permit the General Manager to report on such matters to the Board of Directors on a regular basis or as the Board of Directors may request.

Section 2.8 CDPQ’s Veto Rights.

The parties hereto acknowledge that CDPQ, as long at it holds at least 15% of the Shares, shall have a veto right in the following circumstances:

(a)	in the event of the purchase by LP of any hydro-electric generating facility other than the Facilities (as such term is defined in the Limited Partnership Agreement);

(b)	in the event of a sale by LP of any of the Facilities (as such term is defined in the Limited Partnership Agreement) (other than, for greater certainty, the Norman Adjacent Property (as such term is defined in the Limited Partnership Agreement) or the sale of all or substantially all the assets of LP in a single transaction or series of related transactions);

(c)	in the event of a merger, plan of arrangement, reorganization or any other similar transaction involving LP directly;

(d)	in respect of any long term debt financing of LP with a lender other than CDPQ, but only if such financing (i) involves an increase in the amounts then available to LP under its current long term debt financing, or (ii) is made on terms and conditions which are less favourable to the LP Unitholders, in their capacity as LP Unitholders;

(e)	on any modification to any of the Definitive Agreements;

(f)	any involvement of LP in a proposal of ACCC pursuant to the Companies Creditors’ Arrangement Act (Canada), to the extent that LP is not insolvent; and

(g)	on any transaction not at arms’ length, other than in respect of any matter covered in the Definitive Agreements and matters reasonably ancillary thereto.

Section 2.9 Claim under the Indemnification Provisions of the Acquisition Agreement.

The parties hereto acknowledge that CDPQ, acting reasonably based on the advice of legal counsel, shall have the right to cause at any time LP, in its capacity as purchaser pursuant to the Acquisition Agreement (as such term is defined in the Limited Partnership Agreement), to make a claim under the indemnification provisions of such Acquisition Agreement.

Section 2.10 General Manager to send Copies of Notices of Default.

GP shall cause the General Manager (as such term is defined in the Operations, Maintenance and Services Agreement) to send to each GP Shareholder, as soon as reasonably practicable, a copy of each notice of default sent or received by GP or LP pursuant to the terms of the Acquisition Agreement (as such term is defined in the Limited Partnership Agreement), the Electricity Supply Agreement or the Operations, Maintenance and Services Agreement.

ARTICLE 3

GENERAL MATTERS RELATING TO THE

TRANSFER AND ISSUANCE OF SHARES

Section 3.1 Representations and Warranties by the GP Shareholders.

Each GP Shareholder represents and warrants:

(a)	that such GP Shareholder owns beneficially and of record the number of Shares, which are expressed to be owned by it in the recitals contained in this Agreement and that the Shares owned beneficially by such GP Shareholder are not subject to any Encumbrance and that no Person has any rights to become a holder or possessor of any of such Shares or of the certificates representing the same;

(b)	that such GP Shareholder has the capacity to enter into and give full effect to this Agreement;

(c)	that this Agreement constitutes a valid and binding obligation enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies; and

(d)	that all of the foregoing representations and warranties (other than with regards to the number of Shares owned beneficially or held by such GP Shareholder) will continue to be true and correct during the continuance of this Agreement with respect to such GP Shareholder.

Section 3.2 Unanimous Shareholders Agreement.

This agreement entered into by all the shareholders of GP shall constitute, pursuant to section 146(1) of the Act, a unanimous shareholders agreement of GP.

Section 3.3 Transfer Restrictions on Shares.

No GP Shareholder may Transfer any of the Shares owned by it except in order to permit the LP Unitholders to comply with the provisions of Section 2.4 of the Unitholders’ Agreement. Any attempted Transfer of Shares made in violation of this Agreement will be null and void, and the Board of Directors will not approve any Transfer of Shares made in contravention of this Agreement, and GP will not permit any such Transfer to be recorded on the securities register of GP. CDPQ hereby acknowledges having taken cognizance of the Limited Partnership Agreement and the Unitholders’ Agreement and hereby undertakes to take all actions required to ensure that CDP Investissements Inc. complies with its obligations under said Section 2.4 and paragraphs (a) and (b) of Section 2.2(7) of the Unitholders’ Agreement.

Section 3.4 Applicability of Pre-Emptive Right to Shares.

The provisions of Section 3.1 of the Unitholders’ Agreement apply, mutatis mutandis, to the Shares.

Section 3.5 Notation on Certificates.

In addition to any legends required pursuant to applicable laws, all certificates representing Shares shall have a statement in substantially the following form conspicuously noted thereon until such time as the Shares represented by such certificates are no longer subject to the provisions of this Agreement:

“There are restrictions on the right to transfer the shares represented by this certificate. In addition, such shares are subject to a unanimous shareholders’ agreement dated the 2nd day of April, 2007, as the same may be amended from time to time, and may not be pledged, sold or otherwise transferred except in accordance with the provisions thereof.”

All certificates representing securities issued by GP which are convertible into or exercisable for Shares or evidencing a right to acquire Shares will contain a statement substantially to the same effect, until such time as the underlying Shares represented by such certificates are no longer subject to the provisions of this Agreement.

ARTICLE 4

GENERAL PROVISIONS

Section 4.1 All Shares Subject to this Agreement.

Each of the GP Shareholders agrees that it shall be bound by the terms of this Agreement with respect to all Shares held by it from time to time.

Section 4.2 Amendments.

This Agreement may only be modified, amended, altered or supplemented by the execution and delivery of a written agreement executed by or on behalf of ACCC, CDPQ, LP and GP.

Section 4.3 Term.

This Agreement shall come into force and effect as of the date set out on the first page of this Agreement and, except as provided below, shall continue in force until the earliest of the date on which: (i) this Agreement is terminated by written agreement by or on behalf of all of the GP Shareholders; (ii) any one GP Shareholder holds all of the Shares; and (iii) in the event the Unitholders’ Agreement is terminated.

With respect to any GP Shareholder, this Agreement shall cease to be binding on the date on which such GP Shareholder no longer holds any Share.

Section 4.4 Termination Not to Affect Rights or Obligations.

Neither termination of this Agreement nor GP ceasing to be a party to this Agreement shall affect or prejudice any rights or obligations which have accrued or arisen under this

Agreement prior to the time of termination and such rights and obligations, including, without limitation, any indemnities, shall survive the termination of this Agreement, or GP ceasing to be a party to this Agreement.

Section 4.5 Notices.

Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first-class mail, by facsimile or by delivery as hereafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth Business Day after the postmarked date thereof, or if sent by facsimile, will be deemed to have been received on the Business Day following the sending, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this Section 4.5. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications will be delivered by hand or sent by facsimile and will be deemed to have been received in accordance with this Section 4.5. Notices and other communications will be addressed as follows:

(a)	if to ACCC:

Abitibi-Consolidated Company of Canada

1155 Metcalfe Street

Suite 800

Montreal, QC

H3B 5H2

Attention:	Legal Department
Fax:	(514) 394-3644

(b)	if to GP or LP:

Abitibi-Consolidated Hydro Inc.

1155 Metcalfe Street

Suite 800

Montreal, QC

H3B 5H2

Attention:	General Manager
Fax:	(514) 394-3624

with a copy to:

Abitibi-Consolidated Company of Canada

1155 Metcalfe Street

Suite 800

Montreal, QC

H3B 5H2

Attention:	Legal Department
Fax:	(514) 394-2230

(c)	if to CDPQ:

Caisse de dépôt et placement du Québec

Centre CDP Capital

1000 Place Jean-Paul-Riopelle

Suite A-300

Montreal, QC

H2Z 2B6

Attention:	Cyrille Vittecoq
Fax:	(514) 847-2498

with a copy to :

Attention:	Robert Côté
Fax:	(514) 281-5212

Section 4.6 Davies Ward Phillips & Vineberg LLP Acting for More Than One Party.

Each of the parties to this Agreement has been advised and acknowledges that Davies Ward Phillips & Vineberg LLP is acting as counsel to and jointly representing ACI, ACCC, GP and LP (each a “Client” and, collectively, “Clients”) and, in this role, information disclosed to Davies Ward Phillips & Vineberg LLP by one Client will not be kept confidential and will be disclosed to all Clients and each of the parties consents to Davies Ward Phillips & Vineberg LLP so acting. In addition, should a conflict arise between any Clients, Davies Ward Phillips & Vineberg LLP may not be able to continue to act for any of such Clients.

Section 4.7 Further Assurances.

Each of the GP Shareholders shall vote and act at all times as a shareholder of GP and each other party to this Agreement shall act and in all other respects use reasonable efforts to take all such steps, execute all such documents and do all such acts and things as may be reasonably within his, her or its power to implement to their full extent the provisions of this Agreement and to cause GP to act in the manner contemplated by this Agreement.

Section 4.8 Successors and Assigns.

The provisions of this Agreement shall enure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns.

Section 4.9 Counterparts.

This Agreement and any amendment, supplement or restatement may be executed in several counterparts, including counterparts by facsimile, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

Section 4.10 Authorship.

The parties hereto agree that the terms and language of this Agreement are the result of negotiations between the parties hereto and, as a result there will be no presumption that any ambiguity in this Agreement will be resolved against any party hereto.

Section 4.11 French Language Version.

The parties acknowledge and agree that (i) they will execute a French version of this Agreement (except Schedule “A” hereto, which the parties agree will not be translated) by no later than the 30th day following the date of this Agreement (or such later date as the parties may agree to) and that (ii) upon the execution of the French version, both the French version and this English version of this Agreement will be read and construed as, and will together constitute, one and the same agreement, with neither one of such version having precedence over the other in the interpretation of this Agreement. Prior to the execution by the parties of the French version of this Agreement, LP will request its counsel to issue a favourable legal opinion addressed to the parties, confirming that the French version constitutes a complete and accurate translation of the English version of this Agreement other than Schedule “A” hereto.

[Balance of page intentionally left blank]

IN WITNESS WHEREOF the parties have executed this Agreement.

ABITIBI-CONSOLIDATED HYDRO INC.

By:
Name:	Pierre Rougeau
Title:	President and Secretary

By:
Name:	Bruno Tremblay
Title:	Director

ABITIBI-CONSOLIDATED COMPANY CANADA

By:
Name:	Pierre Rougeau
Title:	Senior Vice-President, Corporate Development and Chief Financial Officer

By:
Name:	Bruno Tremblay
Title:	Senior Vice-President, Business Support

[Signature Pages – ACH Shareholders’ Agreement]

ACH LIMITED PARTNERSHIP, by its sole general partner, Abitibi-Consolidated Hydro Inc.

By:
Name:	Pierre Rougeau
Title:	President and Secretary

By:
Name:	Bruno Tremblay
Title:	Director

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC

By:
Name:	Curille Vittecoq
Title:	Vice-President, Investments

By:
Name:	Eric Cantin
Title:	Managee, Investments

[Signature Pages – ACH Shareholders’ Agreement]

SCHEDULE A

QUÉBEC DEFINITIVE AGREEMENTS

1.	the shareholders’ agreement dated as of April 2, 2007 among ACCC, GP, LP and CDPQ;

2.	the unitholders’ agreement dated as of April 2, 2007 among ACCC, GP, LP and CDP Investissements Inc.;

3.	the asset purchase agreement dated as of March 31, 2007 between ACCC and LP;

4.	the operations, management and services agreement dated as of March 31, 2007 between LP and ACCC; and

5.	the license agreement to use certain intellectual property dated as of March 31, 2007 between Abitibi-Consolidated Inc. (“ACI”) and LP.

ONTARIO DEFINITIVE AGREEMENTS

6.	the lease dated as of March 31, 2007 between LP and ACI as nominee for ACCC pertaining to the Iroquois Falls facility property;

7.	the electricity supply agreement dated as of March 31, 2007 between the ACCC and LP;

8.	the lease agreement for the first floor of GS1 dated as of March 31, 2007 between LP and ACI as nominee for ACCC;

9.	the shared services agreements for the Iroquois Falls facility and mill, and the Fort Frances facility and mill, respectively, both dated as of March 31, 2007 between LP and ACCC;

10.	the debt retirement charge reporting and data access agreement dated as of March 31, 2007 between LP and ACCC;

11.	the prior assignment agreements listed below (collectively, the “Prior Assignment Agreements”):

(i)	assignment and assumption of Lease 173 between ACCC and ACH Island Falls Inc. dated August 17, 2006 and related assignment and assumption of lease between ACCC and LP dated August 17,2006;

(ii)	assignment and assumption of Lease 174 between ACCC and ACH Twin Falls Inc. dated August 17, 2006 and related assignment and assumption of lease between ACCC and LP dated August 17, 2006;

(iii)	assignment and assumption of Lease 175 between ACCC and ACH Iroquois Falls Inc. dated August 17, 2006 and related assignment and assumption of lease between ACCC and LP dated August 17, 2006;

(iv)	assignment and assumption of licence between ACCC and LP dated October 5, 2006 (Licence of Occupation 10086);

(v)	assignment and assumption of Lease 192 between ACCC and ACH Calm Lake Inc. dated October 5, 2006 and related assignment and assumption of lease between ACCC and LP dated October 5, 2006;

(vi)	assignment and assumption of licence between ACCC and LP dated October 5, 2006 (Licence of Occupation 8671);

(vii)	assignment and assumption of licence between ACCC and LP dated October 5, 2006 (Licence of Occupation 8672);

(viii)	assignment and assumption of licence between ACCC and LP dated October 5, 2006 (Licence of Occupation 8674);

(ix)	assignment and assumption of licence between ACCC and LP dated October 5, 2006 (Licence of Occupation 8677);

12.	the nominee agreements listed below (collectively, the “Nominee Agreements”):

(x)	the nominee agreement made as of October 5, 2006 between LP and ACH Calm Lake Inc.;

(xi)	the nominee agreement made as of March 31, 2007 between LP and ACH Calm Lake Inc.;

(xii)	the nominee agreement made as of March 31, 2007 between LP and ACH Fort Frances Inc.;

(xiii)	the nominee agreement made as of August 17, 2006, as amended by a nominee amending agreement made as of March 31, 2007, both between LP and ACH Iroquois Falls Inc.;

(xiv)	the nominee agreement made as of August 17, 2006 between LP and ACH Island Falls Inc.;

(xv)	the nominee agreement made as of March 31, 2007 between LP and ACH Kenora Inc.;

(xvi)	the nominee agreement made as of March 31, 2007 between LP and ACH Norman Inc.;

(xvii)	the nominee agreement made as of August 17, 2006 between LP and ACH Twin Falls Inc.;

(xviii)	nominee agreement made as of March 31, 2007 between LP and ACH Twin Falls Inc.; and

13.	the easement agreements listed below (collectively, the “Easement Agreements”):

(a)	Easement agreement made as of March 31, 2007 between ACI and ACH Fort Frances Inc. with respect to an easement in perpetuity in favour of ACH Fort Frances Inc. over the lands lying immediately south of and adjacent to the New Lot from Central Avenue to the west limit of the New Lot to provide ingress, egress and access to the New Lot.

(b)	Easement agreement made as of March 31, 2007 between ACI and ACH Fort Frances Inc. with respect to an easement in perpetuity in favour of ACH Fort Frances Inc. in respect of the land located fifty feet on each side of the centre line from the dam and powerhouse structures to the New Lot for the purposes of an electrical transmission line and electrical transmission towers upon the land located between the New Lot and the dam and powerhouse structures.

(c)	Easement agreement made as of March 31, 2007 between ACI and ACH Fort Frances Inc. with respect to a non-exclusive easement in perpetuity in favour of ACH Fort Frances Inc. benefiting the New Lot in, over, under, upon, through and across “mill” property and buildings on “mill” property for all purposes incidental to the construction, operation, maintenance, replacement and repair of the electrical transmission lines and electrical transmission towers, appurtenances thereto and any other equipment, structure or facility related thereto, upon the “mill” property.

MANITOBA DEFINITIVE AGREEMENT

14.	the amended and restated limited partnership agreement entered into on March 30, 2007 in respect of LP between GP, as general partner, and ACCC, as initial limited partner.